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                                                                     EXHIBIT 3.1

                             AMENDED AND RESTATED

                         CERTIFICATE OF INCORPORATION

                                      OF

              DOMINO'S PIZZA INTERNATIONAL PAYROLL SERVICES, INC.
 ______________________________________________________________________________

     DOMINO'S PIZZA INTERNATIONAL PAYROLL SERVICES, INC., (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST: That the date of incorporation of the Corporation is December 17, 1991.

     SECOND: That the Board of Directors of said Corporation, at a meeting duly convened and held, adopted the following resolution:

          "RESOLVED, that the Board of Directors hereby declares it advisable and in the best interest of the Corporation that the Certificate of Incorporation be amended and restated to read as follows:

     1.   The name of the Corporation is DOMINO'S, INC.

     2. The original date of incorporation of the Corporation was December 17, 1991.

     3. The registered office of this corporation in the State of Delaware is located at 1209 Orange Street, Wilmington, Delaware, 19801, county of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

     4. The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     5. The total number of shares of stock that this corporation shall have authority to issue is 3,000 shares of Common Stock, par value $.01 per share. The holders of the Common Stock shall have and possess all powers and voting and other rights pertaining to the stock of this corporation and each share of Common Stock shall be entitled to one vote.
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     6.   The name and mailing address of each incorporator is as follows:

          NAME                      MAILING ADDRESS
          ----                      ---------------

          L. J. Vitalo              Corporation Trust Center
                                    1209 Orange Street
                                    Wilmington, Delaware 19801

          K. A. Widdoes             Corporation Trust Center
                                    1209 Orange Street
                                    Wilmington, Delaware 19801

          M. A. Brzoska             Corporation Trust Center
                                    1209 Orange Street
                                    Wilmington, Delaware 19801

     7. Except as otherwise provided in the provisions establishing a class of stock, the number of authorized shares of any class or series of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the corporation entitled to vote irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

     8. The election of directors need not be by written ballot unless the By-Laws shall so require.

     9. In furtherance and not in limitation of the power conferred upon the board of directors by law, the board of directors shall have power to make, adopt, alter, amend and repeal from time to time by-laws of this corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal by-laws made by the board of directors.

     10. A director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the General Corporation Law of the State of Delaware as in effect at the time such liability is determined. No amendment or repeal of this Section 10 shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

     11. This corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or

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     investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of this corporation or while a director or officer is or was serving at the request of this corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney's fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred (and not otherwise recovered) in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not
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     require this corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this Section 11 shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this Section 11 shall not adversely affect any right or protection of a director or officer of this corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

     12. The books of this corporation may (subject to any statutory requirements) be kept outside the State of Delaware as may be designated by the board of directors or in the by-laws of this corporation.

     13. If at any time this corporation shall have a class of stock registered pursuant to the provisions of the Securities Exchange Act of 1934, for so long as such class is so registered, any action by the stockholders of such class must be taken at an annual or special meeting of stockholders and may not be taken by written consent."

     THIRD: That this Certificate has been consented to and authorized by the holder of all the issued and outstanding stock entitled to vote by written consent given in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

     FOURTH: That the aforesaid amendment is duly adopted in accordance with the applicable provisions of Sections 245 and 228 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed by Harry J. Silverman, its Vice President, this 17th day of December, 1998.

                              /s/ Harry J. Silverman
                              ________________________________
                              Harry J. Silverman
                              Vice President

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